Exhibit 32-10

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Baltimore Gas and Electric Company for the quarterly period ended June 30, 2013, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Baltimore Gas and Electric Company.

/s/ CARIM V. KHOUZAMI
Carim V. Khouzami
Senior Vice President, Chief Financial Officer and Treasurer

Date: August 7, 2013

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